SUPERTEL HOSPITALITY REPORTS 2006 FOURTH QUARTER

AND YEAR-END RESULTS

Acquisitions and Improved ADR, RevPAR and POI Drive Higher Revenues, Net Earnings, FFO and EBITDA for 2006

NORFOLK, NE – February 26, 2007 – Supertel Hospitality, Inc. (NasdaqGM: SPPR), a real estate investment trust (REIT) which owns 93 hotels in 22 states, today announced its operating results for the fourth quarter and year ended December 31, 2006. Revenues increased 27.1% to $18.9 million for the fourth quarter from $14.9 million for the year-ago period and increased 27.4% to $77.1 million for 2006 from $60.5 million for 2005. Net earnings increased to $71 thousand for the fourth quarter from a loss of $224 thousand in the year-ago period, and increased 33.9% to $3.7 million for 2006 from $2.8 million for 2005.

Funds from operations (FFO) increased 28.1% to $2.1 million for the fourth quarter from $1.7 million for the year-ago period and increased 16.1% to $11.2 million for 2006 from $9.6 million for 2005. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 45% to $4.6 million for the fourth quarter from $3.1 million for the year-ago period and increased 32.2% to $20.9 million for 2006 from $15.8 million for 2005.

“Supertel Hospitality’s hotel acquisitions in 2006 contributed to the substantial revenue, net earnings, FFO and EBITDA growth. Additionally, the overall increase in property operating income (POI), occupancy, growth in the average daily rate (ADR) and the revenue per available room (RevPAR) for our limited service hotels, contributed positively to the Company’s performance,” said Paul J. Schulte, Chairman, President and CEO of Supertel Hospitality, Inc. “As we absorb our new acquisitions, we will continue to focus on cost control while keeping our commitment to provide clean, friendly and affordable accommodations to business and leisure travelers. At the same time, we will pursue a controlled growth acquisition strategy as opportunities arise. Since the beginning of 2007, Supertel Hospitality has acquired an additional 5 hotels and has agreed to purchase another 14 hotels, subject to customary purchase conditions.”

Don Heimes, Chief Financial Officer of Supertel Hospitality, Inc. added, “The 12 hotels acquired in 2006 added 1,416 rooms to our portfolio, and included seven economy extended stay hotels, a new lodging portfolio for our Company. In order to enhance period-to-period comparison of the Company’s performance in this earnings release, we are providing additional information on the hotels acquired in 2006, our same store hotel portfolio, our limited service hotel portfolio and our extended stay hotel portfolio.”

2006 Highlights:

•	sold 7,544,936 million shares of common stock at an offering price of $6.70 per share in a public offering commenced in December;
•	acquired 12 additional Hotels;
•	increased overall POI and occupancy, and growth in ADR and RevPAR for limited service hotels;
•	extended stay hotels added to the Company’s lodging portfolio;

•	the payment of dividends on the common stock during each quarter, for a total of $.365 per share in 2006, up from $.24 per share in 2005; and
•	the dividend declared on the common stock for the fourth quarter of 2006 was $.11 per share.

Fourth Quarter Results

The Company had net earnings of $71,000, for the three months ended December 31, 2006 compared to a net loss of $224,000 for the same period ended December 31, 2005. After recognition of dividends for the Preferred Stock shareholders, the net loss available to common shareholders was $231,000 or $0.02 per diluted share, for the three months ended December 31, 2006, compared with a net loss of $230,000, or $0.02 per diluted share, for the same period ended December 31, 2005.  The net loss available to common shareholders was increased by $302,000 of preferred stock dividends compared to the $6,000 of preferred stock dividends in the year ago period.

Revenues for the three months ended December 31, 2006 compared to the three months ended December 31, 2005, increased $4.0 million or 27.1%, of which $3.7 million was due to the increase in revenue from acquisitions and $0.3 million was due to the increase in revenue from the same store portfolio. The increase in revenues for the same period of 2006 over 2005 was also due in part to a 6.4% increase in average daily rate (ADR) to $57.08 and a 5.7% increase in revenue per available room (RevPAR) to $32.63 for the limited service hotels. The fourth quarter of 2006 is the Company’s first quarter that reflects a full quarter of results from its extended stay hotels. The extended stay hotels are economy hotels with significantly lower ADR and RevPAR than limited service hotels. For the quarter, the extended stay hotels portfolio had an ADR of $24.08 and a RevPAR of $16.24. For the fourth quarter of 2006 compared to the fourth quarter of 2005, ADR for the entire hotel portfolio decreased 4.5% to $51.26, RevPAR for the entire hotel portfolio decreased 2.4% to $30.11, reflecting the lower ADR, and RevPAR typical for economy extended stay hotels. The occupancy for all hotels for the three months ended December 31, 2006 increased 2.1% from that of the year ago period.

Hotel and property operations expenses for the three months ended December 31, 2006 increased $2.6 million or 23.7%, of which $2.5 million was due to the increase in hotel and property operations expenses from new hotel acquisitions, and $159,000 from the same store portfolio, 2006 over 2005.

Interest expense increased by $737,000, due primarily to increased debt incurred for hotel acquisitions. The depreciation and amortization expense increased $471,000 for the fourth quarter of 2006 over the same period in 2005. This is primarily related to hotel acquisitions as well as asset additions for the same store portfolio outpacing the amount of assets exceeding their useful life.

The Company believes property operating income (POI) is a useful measure of the Company’s operating efficiency of its hotel properties. POI, which is revenue from room rentals and other hotel services less hotel and property operations expenses, increased $1.4 million or 37.0% for the fourth quarter of 2006, compared to the year ago period.

The general and administration expense for the three months ended December 31, 2006 increased $48,000 or 6.8% compared to the year ago period. This is primarily related to increases in salaries and professional fees.

FFO was $2.1 million, or $0.16 per diluted share, for the fourth quarter of 2006, compared to $1.7 million or $0.14 per diluted share, for the same quarter of 2005. EBITDA was $4.6 million for the fourth quarter of 2006, compared to $3.1 for the same quarter of 2005. The increases in FFO and EBITDA were primarily the result of hotel acquisitions.

2006 Year-End Results

The Company had net earnings of $3.7 million, for the year ended December 31, 2006, an increase of 33.9% compared to $2.8 million for 2005. After recognition of dividends for Preferred Stock shareholders, the net earnings available to common shareholders was lower at $2.5 million, or $0.20 per diluted share, for 2006, compared to $2.8 million, or $0.23 per diluted share, for 2005.  The net earnings available to common shareholders for the year ended December 31, 2006 was reduced by $1.2 million of preferred stock dividends compared to $6,000 of preferred stock dividends for the year ended December 31, 2005.

Revenues for 2006 compared to 2005, increased $16.6 million or 27.4%, of which $15.4 million was due to the increase in revenue from acquisitions and $1.2 million was due to the increase in revenue from the same store portfolio. The increase in revenues was also due in part to a 6.4% increase in ADR to $57.46 and a 7.3% increase in RevPAR to $36.15 for the limited service hotels. For the year, the extended stay hotels had ADR of $24.03 and a RevPAR of $16.54. For 2006 compared to 2005, ADR increased 2.2% to $55.18 and RevPAR increased 3.7% to $34.92 for the entire hotel portfolio. The occupancy for all hotels increased 1.4%.

During 2006, hotel and property operations expenses increased $11.2 million, of which $10.3 million was due to the increase in hotel and property operations expenses from new hotel acquisitions and $0.9 million was due to same store, 2006 over 2005.

Interest expense increased by $2.3 million, due primarily to increased debt used for hotel acquisitions. The depreciation and amortization expense increased $1.8 million for 2006 over 2005. This is primarily related to hotel acquisitions as well as asset additions for the same store portfolio outpacing the amount of assets exceeding their useful life.

POI increased by $5.4 million or 29.6% for 2006, compared to 2005.

The general and administration expense for 2006 increased $316,000 or 12.5% compared to 2005, this is primarily related to increases in salaries and professional fees.

FFO was $11.2 million, or $0.83 per diluted share, for 2006, compared to $9.6 million, or $0.80 per diluted share, for the year ago period. EBITDA was $20.9 million for the year ended December 31, 2006, compared to $15.8 for 2005. The increases in FFO and EBITDA were primarily the result of hotel acquisitions.

Significant Events through February 26, 2007:

•	the acquisition of five hotels;
•	agreements, subject to customary purchase conditions, to purchase 14 additional limited service hotels; and
•

enhancing the Company’s revolving credit facility with Great Western Bank to increase the borrowing capacity from $20 million to $34 million, decrease the interest rate to prime minus 75 basis points, extend the maturity date to February 22, 2009 and increasing the loan to value ratio from 60% to 65% for the borrowing base.

About Supertel Hospitality, Inc.

As of February 26, 2007, Supertel Hospitality, Inc. (NasdaqGM: SPPR) owns 93 hotels in 22 states. The Company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn and Savannah Suites. This diversity enables the Company to participate in the best practices of each of these respected hospitality partners. The Company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT: Supertel Hospitality, Inc.

Donavon A. Heimes, 402/371-2520

SELECTED FINANCIAL DATA:

The following table sets forth the Company’s balance sheet for the years ended December 31, 2006 and 2005, respectively. The Company owned 88 hotels at December 31, 2006.

In thousands:

	December 31,	December 31,
	Unaudited
	2006	2005

ASSETS
Investments in hotel properties	$ 254,241	$ 205,169
Less accumulated depreciation	63,509	55,399
	190,732	149,770

Cash, accounts receivable, prepaid expenses, deferred financing
and other assets	11,416	7,186
	$ 202,148	$ 156,956

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 8,905	$ 7,937
Long-term debt	94,878	92,008
	103,783	99,945

Minority interest in consolidated partnerships	3,528	3,560

SHAREHOLDERS' EQUITY
Shareholders' equity	94,837	53,451
	$ 202,148	$ 156,956

The following table sets forth the Company’s results of operations for the three-month periods ended December 31, 2006 and 2005, respectively, and the years ended December 31, 2006 and 2005, respectively.

In thousands, except per share data:

	Three months ended December 31,		Twelve months ended December 31,

	Unaudited	Unaudited	Unaudited
	2006	2005	2006	2005
REVENUES
Room rentals and other hotel services	$ 18,885	$ 14,859	$ 77,134	$60,537

EXPENSES
Hotel and property operations	13,649	11,036	53,591	42,372
Depreciation and amortization	2,351	1,880	8,680	6,863
General and administrative	750	702	2,842	2,526
	16,750	13,618	65,113	51,761

EARNINGS BEFORE NET GAINS (LOSSES) ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE, MINORITY INTEREST AND INCOME TAX BENEFIT

	2,135	1,241	12,021	8,776

Net gains (losses) on dispositions of assets	3	(3)	(3)	(2)
Other income	77	31	185	158
Interest expense	(2,451)	(1,714)	(8,255)	(5,959)
Minority interest	(61)	(45)	(334)	(226)

EARNINGS (LOSS) BEFORE INCOME TAXES	(297)	(490)	3,614	2,747

Income tax benefit	368	266	107	31

NET EARNINGS (LOSS)	71	(224)	3,721	2,778

Preferred stock dividend	(302)	(6)	(1,215)	(6)

NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
	$ (231)	$ (230)	$ 2,506	$ 2,772

NET EARNINGS (LOSS) PER SHARE - BASIC:	$ (0.02)	$ (0.02)	$ 0.20	$ 0.23
NET EARNINGS (LOSS) PER SHARE - DILUTED:	$ (0.02)	$ (0.02)	$ 0.20	$ 0.23

In thousands, except per share data:

	Three months ended December 31,		Twelve months ended December 31,

	unaudited	unaudited	unaudited
	2006	2005	2006	2005
Weighted average number of shares outstanding for EPS
basic	12,836	12,064	12,261	12,062
diluted	12,836	12,064	12,272	12,062
Weighted average number of shares outstanding for FFOPS
basic	12,836	12,064	12,261	12,062
diluted	15,529	12,064	14,960	12,062
Reconciliation of net earnings (loss) to FFO-Unaudited
Net earnings (loss) available to common shareholders	$ (231)	$ (230)	$ 2,506	$ 2,772
Depreciation and amortization	2,351	1,880	8,680	6,863
Net (gains) losses on disposition of assets	(3)	3	3	2

FFO	$ 2,117	$ 1,653	$ 11,189	$ 9,637

FFO per share - basic	$ 0.16	$ 0.14	$ 0.91	$ 0.80
FFO per share - diluted	$ 0.16	$ 0.14	$ 0.83	$ 0.80

FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT’s operating performance, which is necessary, along with net earnings, for an understanding of the Company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, the Company’s calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Supertel Hospitality, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of our performance.

Unaudited, In thousands:

	Three months ended December 31,		Twelve months ended December 31,

	2006	2005	2006	2005

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA
Net earnings (loss) available to common shareholders	$ (231)	$(230)	$ 2,506	$ 2,772
Interest expense	2,451	1,714	8,255	5,959
Income tax benefit	(368)	(266)	(107)	(31)
Depreciation and amortization	2,351	1,880	8,680	6,863
Minority interest	61	45	334	226
Preferred stock dividend	302	6	1,215	6
EBITDA	$ 4,566	$3,149	$20,883	$15,795

EBITDA is a non-GAAP financial measure. With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.

EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA is not a measure of the Company’s liquidity, nor is EBITDA indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions. Neither measurement reflects cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company’s operating performance.

The following table sets forth the operations of the Company’s hotel properties for the three and twelve months ended December 31, 2006 and 2005, respectively. The Company owned 88 hotels at December 31, 2006. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating results (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months ended December 31,		Twelve months ended December 31,

	2006	2005	2006	2005

Average daily room rate (ADR):
Limited Service	$ 57.08	$ 53.66	$ 57.46	$ 54.00
Extended Stay	$ 24.08	$ -	$ 24.03	$ -
Total	$ 51.26	$ 53.66	$ 55.18	$ 54.00

Revenue per available room (RevPAR):
Limited Service	$ 32.63	$ 30.86	$ 36.15	$ 33.68
Extended Stay	$ 16.24	$ -	$ 16.54	$ -
Total	$ 30.11	$ 30.86	$ 34.92	$33.68

Occupancy percentage:
Limited Service	57.2%	57.5%	62.9%	62.4%
Extended Stay	67.4%	-	68.8%	-
Total	58.7%	57.5%	63.3%	62.4%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$18,301	$14,470	$75,011	$59,027
Telephone revenue	96	38	244	179
Other hotel service revenues	488	351	1,879	1,331
Total revenue from room rentals and other hotel services	$18,885	$14,859	$77,134	$60,537

Room rentals and other hotel services
Same Store locations *	$14,075	$13,767	$60,145	$58,979
Acquisitions	4,810	1,092	16,989	1,558
Total room rental and other hotel services	$18,885	$14,859	$77,134	$60,537

Hotel and property operations expense
Same Store locations *	$10,339	$10,180	$42,121	$41,194
Acquisitions	3,310	856	11,470	1,178
Total hotel and property operations expense	$13,649	$11,036	$53,591	$42,372

Property Operating Income ("POI")
Same Store locations *	$ 3,736	$ 3,587	$18,024	$17,785
Acquisitions	1,500	236	5,519	380
Total property operating income	$ 5,236	$ 3,823	$23,543	$18,165

POI as a percentage of revenue from room rentals and other hotel services

Same Store locations *	26.5%	26.1%	30.0%	30.2%
Acquisitions	31.2%	21.6%	32.5%	24.4%
Total POI as a percentage of revenue	27.7%	25.7%	30.5%	30.0%

* Same Store reflects hotels owned as of October 1, 2005 for the three months ended December 31, 2006 and 2005 and
hotels owned as of January 1, 2005 for the twelve months
ended December 31, 2006 and 2005.

RECONCILIATION OF NET EARNINGS (LOSS) TO POI-UNAUDITED:	Three months ended December 31,		Twelve months ended December 31,

	2006	2005	2006	2005
Net earnings (loss)	$ 71	$(224)	$ 3,721	$ 2,778
Depreciation and amortization	2,351	1,880	8,680	6,863
(Gain) loss on disposition of assets	(3)	3	3	2
Other income	(77)	(31)	(185)	(158)
Interest expense	2,451	1,714	8,255	5,959
Minority interest	61	45	334	226
General and administrative expense	750	702	2,842	2,526
Income tax benefit	(368)	(266)	(107)	(31)
POI	$5,236	$3,823	$23,543	$18,165